Exhibit 10.1

THIS IS A LEGAL AGREEMENT,

READ CAREFULLY BEFORE SIGNING.

TERMINATION AGREEMENT, RELEASE AND COVENANT NOT TO SUE.

We would like to offer you certain employee severance benefits which are described in this Agreement (the “Agreement”).

In consideration of the terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed that:

1. Your employment First Potomac Realty Trust and First Potomac Realty Investment Limited Partnership (collectively, the “Company”) shall be terminated, effective as of September 11, 2012 (the “Termination Date”). Effective on the Termination Date, you shall not be required to perform any further services on behalf of the Company as an employee and no further compensation shall be paid to you or on your behalf, except as set forth in this Agreement.

2. On or following the Termination Date, and within the time periods required by law, the Company shall pay you any outstanding wages you have accrued and will reimburse any authorized expenses submitted by you up to and including the Termination Date, less all applicable statutory or required withholding and taxes.

3. The Company will issue a single payment to you equivalent to thirty-nine weeks of your current base salary (the “Severance Payment”) on the Termination Date. The Severance Payment shall be reduced by (i) the amount of any loans, advances or other amounts due or owing by you to the Company, and (ii) shall be net of any and all required withholding and taxes. The Severance Payment shall be issued in accordance with the Company’s payroll schedule.

For a period of nine months from the Termination Date (the “Payment Period”), the Company shall pay for continuation of your group medical and dental insurance through COBRA subject, however, to any changes or modifications (whether additions or reductions) to such benefits as the Company shall establish during such Payment Period and which apply to all employees generally.

The Company will continue in force its directors and officers liability insurance coverages with respect to any claims that may be asserted against you arising out of your employment with the Company, and you shall be eligible for indemnification on the same basis as other former officers of the Company in accordance with its bylaws and applicable law.

The foregoing continuation of benefits and severance pay does not generally include the further vesting of stock options or restricted stock awards which otherwise would have vested after the Termination Date. However, you shall be entitled to accelerated vesting of otherwise unvested stock from awards granted in 2006, 2007, 2008, 2009 and 2010. Unvested shares from awards granted in 2011 and 2012 will be forfeited. You shall have 90 days to exercise any stock options which are vested as of the Termination Date. All remaining unvested restricted stock awards shall be forfeited as of the Termination Date.

Agreement

September 11, 2012

No other benefits are continued beyond the Termination Date.

4. Pursuant to its indemnification obligations, the Company will pay up to $177,176.37 for your personal legal expenses, based on review of the actual invoice, connected to the internal investigation conducted by Covington & Burling LLP which concluded in August 2012.

5. The Company will give you the iPad, iPhone and computer issued to you by the Company with the understanding that no maintenance, calling or data plans will be provided after the Termination Date.

You acknowledge that you are not otherwise entitled to the payments and benefits described in paragraphs 3 and five above, and it is in consideration for the releases contained herein.

6. You shall be entitled to continue your group health and medical benefits after the end of the Payment Period pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). The Company shall provide you with a separate notice of your rights to COBRA benefits.

7. By signing this Agreement, and in consideration of the payment of the Severance Payment, continuation of employee benefits and the other terms set forth herein, you hereby release and forever discharge the Company and its present and former officers, owners, directors, trustees, stockholders, employees, representatives, attorneys, agents and its divisions, affiliates, subsidiaries, predecessors, transferees, successors and assigns (hereinafter the “First Potomac Released Parties”) from any and all liability, actions, causes of action, proceedings, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgments, and demands of whatever nature, in law or in equity, direct or indirect, known or unknown, matured or not matured that you and/or your heirs, executors, administrators, successors or assigns ever had, now have or may have in the future from the beginning of time to and including the effective date of this Agreement against the First Potomac Released Parties or any of them, including, but not limited to, any claim, charge or cause of action for breach of contract, tort or harassment or discrimination under any federal, state or local law, rule, regulation or executive order, such as the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection, the rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Income Retirement Security Act of 1974, and Title VII of the Civil Rights Act of 1964, as amended. You further represent that as of the date of your execution of this Agreement, there are no complaints, charges or other matters filed by you or pending before any federal, state or local court or agency against the First Potomac Released Parties, and that in the future, you will not file or cause to be filed any court actions against the First Potomac Released Parties or any of them arising out of events occurring prior to your execution of this Agreement. Nothing contained in this “Agreement” shall restrict your right to file a charge or participate in an investigation, hearing or proceeding before the Equal Employment Opportunity Commission, except that you agree that you will not accept any further recovery, award and/or damages from the Company as a result of any such investigation. You also hereby waive and releases in perpetuity any and all other employment rights or claims that you may have against the Company.

Agreement

September 11, 2012

8. In consideration of your signing of this Agreement, the First Potomac Released Parties hereby release and forever discharge you from any and all liability, actions, causes of action, proceedings, suits, debts, controversies, damages, judgments and demands of whatever nature, in law or in equity, direct or indirect, known or unknown, matured or not matured that the First Potomac Released Parties, or any of them, ever had, now have or may have in the future to and including the effective date of this Agreement against you, including but not limited to any claim, charge or cause of action for breach of contract (other than the Confidentiality Agreement between you and the Company), tort or harassment or discrimination under any federal, state or local law, rule, regulation or executive order.

You acknowledge that, during the course of your employment, you have had access to and/or the Company has disclosed to you information relating to the nature and operation of the Company’s business, the Company’s manner of operation, its financial condition, its business operations, it business and marketing plans and pricing methods (hereinafter “Confidential Information”). You agree that, for a period of one year from the date this Agreement is executed, you will retain in confidence such Confidential Information and that you will not, either directly or indirectly, use, misappropriate, reveal, disclose, publish, communicate or divulge any such Confidential Information to any other person or entity for any purpose whatsoever except as required by law. You expressly agree that you shall keep secret and confidential all such Confidential Information, except as authorized by the Company in writing.

After the termination date, you agree to make yourself available upon reasonable request to the Company, its external and internal auditors, and representatives for the purpose of providing information and cooperating with respect to pending investigations, audits, and inquiries on matters which you were involved during your tenure as CFO of the Company and/or have knowledge of, with you being paid a per diem fee of $500 for each day of your time which is expended on such matters on behalf of the Company ($250 for less than 4 hours time on any day).

9. You agree to return to the Company, all Company property in your possession including, but not limited to all keys, access cards, and credit cards.

10. Each party hereby agrees that it will not make any disparaging comments, negative statements or do anything that derogates the other, or its services, reputation, officers, employees, financial status, or operations or that damages the Company in any business relationship. Each party further agrees not to make any such disparaging comments on any electronic bulletin board. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

11. The Company agrees that the Non-Competition and Non-Solicitation Agreements which were executed by you and the Company without date is no longer of any force and effect, and has been superseded in its entirety by this Agreement

12. You hereby acknowledge that the only consideration for signing this Agreement is as set forth herein; that such consideration is in addition to any consideration to which you are already entitled as a result of your employment with the Company; that you have been advised, or have had sufficient opportunity to consult advisors, legal and otherwise, of your own choosing; and that you have signed this Agreement voluntarily and with a full understanding of its terms and conditions, which, once effective, may not be amended, supplemented, canceled or discharged except by a writing signed by you and the Company.

Agreement

September 11, 2012

13. This Agreement shall not constitute nor be construed as an admission by either party of any violation of any federal, state or local law, rule or regulation, or any contractual obligation or Company procedure. Accordingly, this Agreement shall not be admissible in any proceeding except to enforce the terms of this Agreement.

14. This Agreement constitutes the complete understanding between you and the Company and fully supersedes any prior understandings or agreements, whether written or oral, between you and the Company regarding the subject matter thereof.

15. This Agreement shall be subject to the laws of the State of Maryland. If any provision of this Agreement is subsequently declared by any court or agency of competent jurisdiction to be illegal, void or unenforceable, as written, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

16. You acknowledge that if you are over 40 years old: (i) you have 21 calendar days from the date hereof to consider signing this Agreement, (ii) if you choose not to sign and return this Agreement within the 21 calendar days, the Company has no obligation to pay the Severance Payment, (iii) it is understood and agreed that this Agreement shall not be effective for a period of seven days following your signing it and you may revoke this Agreement for any reason during such seven day period and (iv) it is further understood that the Severance Payment will not be paid by the Company (1) until the expiration of this seven day revocation period or (2) if you choose to revoke this Agreement.

Please confirm that this Agreement accurately sets forth our agreement by signing the signature page below.

SEVERANCE AND RELEASE SIGNATURE PAGE

I acknowledge that I have carefully read this Agreement and understand all of its terms including the full and final Release of Claims set forth in paragraph 6, above. I further acknowledge that I have voluntarily entered into this Agreement, that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement, and that I have had this Agreement reviewed by my attorney, or have been given the opportunity by the Company to do so.

Employee Signature:	/s/ Barry H. Bass

Print Name: Barry H. Bass

Date: 9/11/12

First Potomac Realty Trust

By: / s/Amy Louise Barker

Title: Vice President, Human Resources

Agreement

September 11, 2012